Exhibit 3.39
OPERATING AGREEMENT
OF
TERRA INVESTMENT FUND II LLC
     This Operating Agreement (this “Agreement”) is entered into between and among those parties signatory hereto to be effective as of the 22nd day of December, 2008.
ARTICLE I
DEFINITIONS
     1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Accredited Investor” shall have the meaning ascribed to it under Rule 501(a) of Regulation D promulgated under the Securities Act of 1933.
     “Act” shall mean the Oklahoma Limited Liability Company Act, as now in effect or as amended from time to time.
     “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in the Member’s capital account as of the end of the relevant taxable year, after giving effect to the following adjustments:
(i)	the deficit shall be decreased by the amounts which the Member is obligated to restore pursuant to Regulation Sections 1.704-2(g)(l) and 1.704-2(i)(5) (i.e., the Member’s share of Minimum Gain and Member Minimum Gain); and

(ii)	the deficit shall be increased by the items described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5), and (6).
     “Agreement” shall mean this Operating Agreement, as amended from time to time.
     “Articles of Organization” shall mean the Articles of Organization of the Company, as amended from time to time.
     “Book Value” shall mean tangible book value, as determined in accordance with generally accepted accounting principles.
     “Cash Flow” shall mean cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, Debt payments, and capital improvements and replacements as determined by the Managers. Cash Flow shall be increased by the reduction of any reserve previously established.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.
     “Common Member” means a Member owning Common-Units.

     “Common Percentage Interests” means, with respect to any Common Member as of the time referred to herein, that Common Member’s percentage ownership of Common Units of the Company expressed as a percentage determined by dividing the total number of issued and outstanding Common Units in the Company into the number of Common Units owned by that Common Member.
     “Common Units” means a class of Units as provided for in this Agreement.
     “Company” shall mean Terra Investment Fund II LLC.
     “Company Tax Credits” shall mean the state tax credits generated under the Oklahoma Rural Venture Capital Formation Incentive Act and resulting from the Company’s investments in the Venture made directly and through a SBCC as more particularly described in Section 2.4.
     “Debt” shall mean (i) all indebtedness of the Company for borrowed money; (ii) all indebtedness secured by a lien or other encumbrance on property of the Company, whether or not such indebtedness shall have been assumed by the Company; and (iii) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of the Company.
     “Involuntary Transfer” shall mean, with respect to any Member, any transfer which occurs as a result of any of the following events:
(i)	an assignment for the benefit of creditors;

(ii)	any bankruptcy or insolvency proceeding;

(iii)	any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(iv)	the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(v)	if the Member is an individual, the Member’s death, divorce or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(vi)	if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(vii)	if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company or the lapse of ninety (90) days after notice to the partnership or limited liability company of the revocation without reinstatement of its charter;

(viii)	if the Member is a corporation, the filing of a certificate of dissolution of the corporation or the lapse of ninety (90) days after notice to the corporation of the revocation without reinstatement of its charter; or

(ix)	if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company.
     “Majority Vote of the Members” or “the Members by a Majority Vote” means the affirmative vote of a majority of the Units outstanding at such time and entitled to vote, regardless of whether those Units are represented at a meeting at which a vote will be taken, and if reference is made to a class of Units, then the affirmative vote of a majority of the Units of that class of Units outstanding at such time and entitled to vote.
     “Manager” shall mean Terra International, Inc., a Delaware corporation, and any duly elected successors. If there shall be only one Manager serving, all references in this Agreement to “Managers” shall be deemed to refer to the single Manager.
     “Member” shall mean any Person who is admitted as a Member of the Company pursuant to this Agreement.
     “Member Loan Nonrecourse Deductions” shall mean any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(i).
     “Member Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(i) for “partner nonrecourse debt minimum gain.”
     Membership Interest” means a Member’s limited liability company membership interest in the Company, represented by one or more Units held by the Member.
     “Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulation under Code Section 704(b).
     “Negative Capital Account” shall mean a capital account with a balance of less than zero.
     “Net Income” or “Net Loss” shall mean the net income or net loss with respect to any accounting period of the Company determined in accordance with accounting principles generally and consistently applied by the Company.
     “Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(l). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).
     “Percentage Interest” shall mean, as to a Member, a fraction, the numerator of which is the number of Units held by that Member and the denominator of which is the number of all issued and outstanding Units.
     “Person” shall mean and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

     “Preferred Cash Return” means aggregate, cumulative distributions of cash from the Company to all Preferred Members pursuant to Section 6.2(i) hereof, and expressly excluding those distributions from the Company pursuant to Section 6.1.1, in an amount sufficient to return to each Preferred Member twelve and one-half percent (12.5%) of their Capital Contributions to the Company.
     “Preferred Cash Return Payout” means the time at which the Preferred Cash Return is satisfied in full.
     “Preferred Credit Return” means aggregate, cumulative allocations of Company Tax Credits to all Preferred Members in an amount, based on the face value of the Company Tax Credits, equal to 180% of all their Capital Contributions to the Company.
     “Preferred Credit Return Payout” means the time at which the Preferred Credit Return is satisfied in full.
     “Preferred Member” means any Member owning Preferred Units.
     “Preferred Percentage Interest” means, with respect to any Preferred Member as of the time referred to herein, that Preferred Member’s percentage ownership of Preferred Units of the Company expressed as a percentage determined by dividing the total number of issued and outstanding Preferred Units in the Company into the number of Preferred Units owned by that Preferred Member.
     “Preferred Units” means a class of Units as provided for in this Agreement.
     “Regulation” shall mean the income tax regulations, including any temporary or proposed regulations, from time to time promulgated under the Code.
     “RVCA” means the Oklahoma Rural Venture Capital Formation Incentive Act, Tit. 68 O.S. §§2357.71 – 2357.76, as last amended in 2008 by Senate Bill 2129.
     “SBCC” shall have the meaning set forth in Section 2.4.
     “transfer” shall mean, when used in connection with the transfer of Units, any and all means by which a Member may be divested of Units including, but not limited to, divestment by sale, exchange, gift, assignment, grant of a security interest, or other form of conveyance, whether voluntary or involuntary, by operation of law or otherwise, during lifetime or at death.
     “Unit” means a unit of Membership Interest of a Member in the Company.
     “Venture” shall have the meaning set forth in Section 2.4.
     1.2 Other Definitional Provisions. Capitalized terms used in this Agreement that are not defined in this Article I have the meanings contained elsewhere in this Agreement.

ARTICLE II
FORMATION AND NAME: OFFICE; PURPOSE; TERM
     2.1 Formation. The Members agree to become members in a limited liability company under the provisions of this Agreement and the Act. In order to maintain the Company as a limited liability company under the laws of the State of Oklahoma, the Company shall from time to time take all necessary or appropriate action, including the preparation, execution and filing of all articles, amendments, certificates and other instruments as may be required from time to time to comply with the Act and with all other laws governing the formation, operation, and continuation of the Company in all jurisdictions where the Company conducts business. The Company shall, to the extent permissible, elect to be treated as a partnership for federal, state and local income tax purposes, and each Member in the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and no Member shall take any action inconsistent with such treatment. The Company shall not be deemed a partnership or joint venture for any other purpose.
     2.2 Rules Governing the Company. The rights and obligations of the Members and the business and affairs of the Company shall be governed first by the mandatory provisions of the Act which may not be altered or varied, second by the Company’s Articles of Organization, third by this Agreement, and fourth by the provisions of the Act which are not mandatory. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.
     2.3 Name of the Company. The name of the Company shall be “Terra Investment Fund II LLC”. The Company may do business under that name and under any other name or names which the Managers select. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a trade name certificate as required by law.
     2.4 Purpose. The Company has been organized to make investments in Terra International (Oklahoma) Inc., a Delaware corporation (the “Venture”). The Company will invest one-third (l/3rd) of the investment proceeds it raises into entities which qualify as a “Qualified Rural Small Business Capital Company” under the RVCA (each, a “SBCC”). In exchange for the Company’s investments in each SBCC, the Company will receive at least 99.99% ownership of a separate and preferred series of units of that SBCC. Each SBCC will in turn use 100% of the investment proceeds received from the Company to make an investment in the Venture. The Company will use its remaining available investment proceeds to make a direct investment in the Venture. The investments made by the SBCCs and the Company in the Venture are intended to qualify for tax credits provided under the RVCA. The Company may engage in any other lawful act or activity for which limited liability companies may be formed under the Act and which is directly related to the above mentioned investment activity with respect to the Venture. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Oklahoma.
     2.5 Term. The term of existence of the Company shall be perpetual, unless terminated in the manner provided herein or by operation of law.

     2.6 Principal Office. The principal office and place of business of the Company shall be located at Terra Industries Inc., 600 4th Street, Sioux City, IA 51101, or any other place selected by the Managers.
     2.7 Resident Agent. The name and address of the Company’s resident agent in the State of Oklahoma shall be J. Christian Guzzy, Hartzog Conger Cason & Neville, 201 Robert S. Kerr Avenue, 1600 Bank of Oklahoma Plaza, Oklahoma City, Oklahoma 73102.
     2.8 Members. The name, present mailing address, taxpayer identification number, class and number of Units owned by and initial Percentage Interest of each Member are set forth on Exhibit “A”. Exhibit “A” shall be updated as appropriate including, without limitation, after each capital contribution and after each transfer of all or any part of a Member’s Units.
     2.9 Title to Company Property. All property owned by the Company, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership of such property individually. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.
ARTICLE III
AUTHORIZATION AND DESCRIPTION OF UNITS
     3.1 Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units. The Units shall be divided into one class of Preferred Units and one class of Common Units, having such terms described in this Agreement. The Members shall have no interest in the Company other than the Membership Interests conferred by this Agreement and represented by the Units. The ownership of a Unit shall not entitle a Member to a partition or division of any property of the Company or for any accounting.
     3.2 Authorization and Issuance of Units. The Company hereby authorizes and issues that number of Units, in such class, and to such Members as set forth on Schedule “A”. The Managers will revise Schedule “A” from time to time to reflect any changes in the ownership or classification of the Units.
     3.3 No Unit Certificates. The Units of the Company are not certificated Units unless otherwise determined by the Managers. If the Managers determine that the Units shall be certificated, each Unit certificate shall be signed by a Manager of the Company, certifying the number and class of Units owned by the holder of such Units. All certificates for each type and class of Units shall be consecutively numbered or otherwise identified. The names of the Members to whom the Units are issued, with the number and class of Units and date of issue, shall be entered on the books of the Company. Units shall only be transferred on the books of the Company by the holder of record or by such holder’s attorney duly authorized in writing, upon surrender to the Company of the Unit Certificate(s) for such Units endorsed by the appropriate Person(s), with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the Company may require. In that event, provided all other conditions to transfer have been met, the Company shall issue a new Unit Certificate to the Person entitled thereto, cancel the old certificate(s), and record the transaction on its books.

     3.4 New Members from the Issuance of Units. In order for a Person who is not already a Member to be admitted as a Member of the Company pursuant to the issuance of Units to such Person, such Person shall have executed and delivered to the Managers a written undertaking to be bound by the terms and conditions of this Agreement in the form approved by the Managers. Upon the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of the Units, such Person shall be admitted as a Member.
ARTICLE IV
MEMBERS; CAPITAL; CAPITAL ACCOUNTS
     4.1 Initial Capital Contributions. Upon the execution of this Agreement, the Members shall contribute to the Company cash or other property in the amounts respectively set forth on Exhibit “A”.
     4.2 Additional Capital Contributions.
          4.2.1 No Member shall be required to make capital contributions to the Company in excess of the amount set forth opposite, his, her or its name on Exhibit “A”. If the Managers at any time or from time to time determine that the Company requires additional capital in furtherance of its business, then the Managers may propose to the Members a plan for raising additional capital. Any such plan shall describe the proposed sources of the additional capital, the terms upon which the additional capital will be raised, and the proposed uses of the additional capital. The proposed plan will be implemented only if it is approved by a Majority Vote of the Members.
          4.2.2 If additional capital is sought from existing or newly admitted Members, then the additional capital may be raised in the form of capital contributions which will be credited to the capital accounts of the contributing Members, or the additional capital may be raised in the form of loans, the amount of which will not be credited to the capital accounts of the lending Members.
          4.2.3 No Additional Capital Contribution Required. Except as provided in Section 4.2.1, no Member shall be required to contribute any additional capital to the Company.
     4.3 Capital Accounts. A capital account shall be maintained for each Member in accordance with Treasury Regulation Section 1.704-l(b) and any other laws governing the proper maintenance of capital accounts for limited liability companies.
     4.4 Capital Account Adjustments in the Event of a Transfer of a Member’s Units. Upon a transfer (whether during lifetime or at death) of Units by any Member as permitted hereunder, the capital account, or the appropriate portion thereof, of the transferor Member which is attributable to the Units transferred will carry over to the transferee.
     4.5 Capital Account Adjustments in Connection with Contributions and Distributions. Upon the contribution of money or other property (other than a de minimis amount) to the Company by an existing Member or by a newly admitted Member after the original capital contributions, or upon the distribution of money or other property (other than a de minimis amount) to a Member, or upon any transfer of any Units by a Member, the book value of the assets of the Company may, if the Managers determine to do so, be adjusted to fair market value, and the capital account of each Member shall then be adjusted accordingly. Such adjustments may be made only if it is determined that they are in accordance with sound financial accounting principles. No such capital account adjustments shall be made if such adjustment would be impermissible under the Treasury Regulations promulgated under Section 704(b) of the Code.
     4.6 Capital Account Adjustments Upon Distributions of Property in Kind. The Company shall determine the fair market value of any Company asset distributed in kind, and shall credit or charge to the capital account of each Member the Net Income or Net Loss that would have been credited or charged to such Member if that asset had been sold at its fair market value as of the date of distribution. Any such Net Income or Net Loss that would have been recognized by the Company from such a deemed sale shall be allocated among the Members as provided for in Article IV, and the distribution shall be treated as though the Company had distributed cash equal to the fair market value of the assets so distributed in kind.
     4.7 Other Matters Relating to Capital Contributions.
          4.7.1 No Right to Make Capital Contributions. No Member shall be entitled to make capital contributions to the Company except as expressly required or permitted under this Agreement.
          4.7.2 No Withdrawal. Except as provided in this Agreement, no Member shall be entitled to withdraw from the Company, to receive a return of any part of that Member’s capital contribution to the Company, or to receive property or assets other than cash in return thereof, or to receive interest thereon.
          4.7.3 Interest. No Member shall be paid any interest on any capital contribution or any additional capital contribution to the Company.
     4.8 Payment on Debt Treated as Loan. In the event any Member makes any payment with respect to any Company indebtedness with respect to which that Member has personal liability, then the amount or amounts so expended by that Member shall be treated as a loan by the Member to the Company for which the Member shall be subrogated to the rights of the lender with respect to whose loan the Member made the payment.
ARTICLE V
SHARING
     5.1 Percentage Interests. The initial Percentage Interests of the Members are set forth on Exhibit “A”.
     5.2 Allocation of Net Income and Net Loss. After giving effect to the special allocations set forth in Section 5.3 and the Regulatory Allocations in Section 5.4, Net Income and Net Loss shall be allocated to the Members as follows:

(i) Prior to the occurrence of the Preferred Cash Return Payout, all Net Income shall be allocated to the holders of the Preferred Units in accordance with their relative Preferred Percentage Interests; and
(ii) Upon and after the occurrence of the Preferred Cash Return Payout, all Net Income and Net Loss shall be allocated among the Members in accordance with their respective Percentage Interests.
     5.3 Allocation of Company Tax Credits. Until the occurrence of the Preferred Credit Return Payout, all Company Tax Credits shall be allocated to the Preferred Members in proportion to their respective Preferred Percentage Interests. After the Preferred Credit Return Payout occurs, the Company Tax Credits shall be allocated to the Common Members in accordance with their Common Percentage Interest.
     5.4 Regulatory Allocations.
          5.4.1 Qualified Income Offset. No Member shall be allocated Net Loss or deductions if the allocation causes a Member to have an Adjusted Capital Account Deficit. If a Member receives (i) an allocation of Net Loss or deduction (or item thereof), or (ii) any distribution which causes the Member to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Member before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 5.4.1 is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).
          5.4.2 Minimum Gain Chargeback. Except as set forth in Regulation Sections 1.704-2(f)(2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain or Member Minimum Gain, each Member, prior to any other allocation pursuant to this Article IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member’s share of the net decrease of Minimum Gain or Member Minimum Gain. Allocations of gross income and gain pursuant to this Section 5.4.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain or Member Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 5.4.2 shall constitute a “minimum gain chargeback” under Regulation Sections 1.704-2(f) or 1.704- 2(i)(4).
          5.4.3 Contributed Property and Book-Ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) using the “traditional method” described in the Regulations thereunder.
          5.4.4 Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulation Section 1.704-l(b)(2)(iv)(m) to be taken into account in determining capital accounts, the amount of the adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to that Section of the Regulations.
          5.4.5 Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Members in proportion to their respective Percentage Interests.
          5.4.6 Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(b).
          5.4.7 Guaranteed Payments. To the extent any compensation paid to any Member by the Company, including any fees payable to any Member for services provided to the Company, is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Person’s capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s capital account shall be adjusted to reflect the payment of that compensation.
          5.4.8 Unrealized Receivables. If a Member’s Percentage Interest is reduced (provided the reduction does not result in a complete termination of the Member’s Percentage Interest), the Member’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Net Income otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 5.4 hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Member, be specially allocated among the Members in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Managers.
          5.4.9 Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.
          5.4.10 Allocation of Tax Items. Except as otherwise provided herein, each item of Net Income or Net Loss recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner and proportion as each correlative item of Net Income or Net Loss is allocated pursuant to the provisions of this Article IV.
     5.5 Liquidation and Dissolution. If the Company is liquidated, the assets of the Company shall be distributed in accordance with the provisions of Section 11.5 below.
     5.6 Allocations in Connection with Shifts in Percentage Interests. In the event of a shift in the Percentage Interests of any Member for any reason, the allocations for that taxable year will be made by the Managers in their discretion to take into account the varying Percentage Interests of the Members for that year in whatever reasonable and consistently applied method the Managers choose in accordance with applicable Regulations.
     5.7 Functional Allocations. In the event and to the extent that any Member is charged with any expenditure incurred by the Company other than in accordance with that Member’s Percentage Interest, then that Member shall be allocated any expense or loss arising out of that expenditure.
ARTICLE VI
DISTRIBUTIONS
     6.1 Generally.
          6.1.1 Mandatory Distributions. The Company shall distribute, on or before April 15th of each calendar year, an amount of Cash Flow to the Members in proportion to their respective Percentage Interests sufficient to allow the Members to pay applicable federal and state income taxes on, and any estimated tax underpayment penalties directly resulting from, the amount by which the Members’ distributive share of Net Income for the preceding calendar year exceeds the amount of Cash Flow distributed to the Members during the preceding calendar year. For purposes of computing such distributions, the Managers may use any method which they deem in their good faith judgment to be reasonable and appropriate, and the Managers are not required to inquire into the personal income tax circumstances of any of the Members.
          6.1.2 Discretionary Distributions of Cash Flow. Subject to Sections 6.1.1 and 6.1.3, the Managers may from time to time, in the Managers’ discretion, distribute Cash Flow to the Members.

          6.1.3 Restrictions on Distributions. Notwithstanding anything to the contrary herein, no distribution shall be made if the distribution is prohibited by the Act or if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business or where the Company’s total assets would be less than the sum of its total liabilities.
          6.1.4 No Duty to Make Distributions. The Company shall have no duty to make distributions except as expressly provided in this Agreement.
     6.2 Allocation of Distributions. Except for the liquidating distributions provided in Article XI, distributions to be made by the Company on any date shall be made to the Members as follows:
     (i) Prior to the occurrence of the Preferred Cash Return Payout, all distributions shall be made exclusively to the holders of the Preferred Units in accordance with their relative Preferred Percentage Interests; and
     (ii) Upon and after the occurrence of the Preferred Cash Return Payout, all distributions shall be made to the Members in accordance with the Percentage Interests.
ARTICLE VII
RIGHTS AND OBLIGATIONS OF MANAGERS
     7.1 Management by Managers. Except as otherwise provided in this Agreement, the Managers shall have the full and exclusive power and authority to manage and control the Company’s business and affairs and make all decisions on behalf of the Company. The Managers shall exercise control over all aspects of the Company’s business and shall have complete charge of all day-to-day operations of the Company. The Managers, subject to the provisions of this Agreement (including, but not limited to, Section 7.4 below), shall have full and exclusive authority to deal with the property of the Company and to execute and deliver all agreements relating to the affairs of the Company including, without limitation, the authority to execute and deliver: (i) instruments of transfer of the Company’s property; (ii) checks, drafts and other orders in the payment of Company debts; (iii) promissory notes, security agreements, mortgages, assignment of leases and rents, financing statements and other instruments of indebtedness of the Company for borrowed funds; (iv) deeds, contracts relating to the purchase or sale of property and other instruments; and (v) all other instruments of any character relating to the affairs of the Company. Subject to the restrictions set forth herein, the Managers shall specifically have the authority to execute contracts, licenses and enter into agreements with third parties.
     7.2 Appointment and Removal of Managers. The number of Managers of the Company shall be fixed from time to time by the Majority Vote of the Members. The initial number of Managers shall be one (1) and the initial Manager shall be Terra International, Inc., a Delaware corporation. A Manager may be removed and/or replaced upon a Majority Vote of the Members. In the event at any time there is no Manager appointed and serving, then all Members shall be deemed to be Managers of the Company and shall have equal rights in all management decisions affecting the Company. The resignation or removal of a Manager who is a Member shall not affect that Member’s status as a Member of the Company.
     7.3 Decisions by Managers and Signatures Required. All decisions of the Managers, if more than one, shall be made by a majority vote of the Managers. Notwithstanding the foregoing, any Manager, acting alone, and without necessity of the joinder by other Managers, may exercise any power or authority conferred upon and approved by the Managers in the conduct of the Company’s business and affairs.
     7.4 Restrictions on Authority. Notwithstanding any provisions of this Agreement to the contrary, without first obtaining unanimous approval from all Preferred Members, the Managers shall not, on behalf of or in the name of the Company: (i) amend or repeal the Articles of Organization or this Agreement; (ii) issue any additional Units or other forms of ownership interest in the Company; (iii) sell all or substantially all of the assets of the Company, or authorize any merger, acquisition, recapitalization or other reorganization, or sale of control of the Company; (iv) make any change in the Company’s business purpose; or (v) incur any material obligation committing or agreeing to do any of the foregoing.
     7.5 Resignation. Any Manager of the Company may resign as a Manager at any time by giving notice of such resignation to the Company. Any such resignation shall take effect at the time specified therein, or if no time be specified, upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective.
     7.6 Business Records.
          7.6.1 Income Tax Data. The Managers shall cause the Company to provide income tax data to the Members on a timely basis sufficient to permit the Members to include their shares of all tax items from the Company on their income tax returns.
          7.6.2 Other Records. The Managers shall cause to be kept at the Company’s place of business the following:
(a) a current list of the full name and last known business address of each Member and Manager;
(b) copies of records that would enable a Member to determine the relative voting rights of the Members;
(c) a copy of the Articles of Organization of the Company, together with any amendments thereto;
(d) copies of the Company’s federal, state, and local income tax returns and reports for the three most recent years;
(e) a copy of this Agreement, together with any amendments thereto; and
(f) copies of any financial statements of the Company for the three most recent years.

     7.7 Compensation. Unless approved by a Majority Vote of the Members, the Managers, as such, shall not receive any compensation for their services.
     7.8 Time Devoted to Business. The Managers shall devote such part of their time as is reasonably needed to manage the Company’s business.
     7.9 Evidence of Manager’s Authority. Any Person transacting any business with the Company may transact such business with any Manager, acting on behalf of the Company, without necessity for inquiring into the authority of the Manager to so act on behalf of the Company, unless the Manager does not have actual authority to act on behalf of the Company with respect to that particular business and that Person has knowledge of the fact that the Manager lacks such authority. The Company may from time to time prepare a certificate or designation of authority or similar document which may be used by a Manager when transacting business of the Company. When a Manager executes any document on behalf of the Company, the Manager may do so by signing his name, followed by the word “Manager.” The Managers, if more than one, may delegate certain duties, authority, and responsibilities among themselves as they may unanimously agree. Any such delegation shall be in writing and signed by all Managers.
     7.10 Manager’s Duty of Loyalty and Related Matters.
          7.10.1 Duty of Loyalty. In matters related to the business and affairs of the Company, the Managers in their capacity as such shall act solely for the benefit of the Company and not for their personal benefit.
          7.10.2 Duties of Good Faith and Fair Dealing. Each Manager, in the performance of his duties as such, shall exercise such powers and otherwise perform such duties in good faith, in the manner that each such Manager reasonably believes to be in the best interests of the Company, and with such care, including reasonable inquiry, using ordinary prudence, as a person in a like position would use under similar circumstances. In addition, each Manager shall account to the Company and hold as trustee for it any profit or benefit derived by such Manager, without the Majority Vote of the Common Members and the Majority Vote of the Preferred Members, from any transaction connected with the conduct or winding up of the Company or from any personal use by the Manager of the Company’s property.
          7.10.3 Duty of Candor. Each Manager shall deal honestly with the Company and, promptly after learning of any information that is material to the business and affairs of the Company, he shall disclose such information to the Company and the Members.
          7.10.4 Duty to Avoid Improper Personal Benefits. If any Manager directly or indirectly receives from any Person a monetarily significant benefit, including cash, in connection with the Manager’s activities as a Manager of the Company, the Manager shall promptly transfer such benefit to the Company.
          7.10.5 Duties in Doing Business with the Company. No Manager shall engage directly or indirectly in any business arrangement or transaction with the Company on the Manager’s own behalf or on behalf of a disclosed or undisclosed third party except to the extent such transaction has been approved as set forth in Section 7.4.

          7.10.6 No Indemnification of Manager’s for Claims of Breach of this Section 7.10. No Manager shall be entitled to indemnification for expenses or damages, whether under this Agreement or otherwise, incurred by the Manager as a result of the Manager’s breach of any provision of this Section 7.10.
     7.11 Liability of Managers. No Individual who is a Manager of the Company shall be personally liable under any judgment of a court for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager of the Company.
ARTICLE VIII
MEMBERS
     8.1 Place of Meetings. All meetings of the Members shall be held at the principal place of business of the Company or at such other place as shall be specified or fixed in the notice or waiver of notice calling the meeting; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 8.12.
     8.2 Call of Meetings. A meeting of the Members for any proper purpose or purposes may be called at any time by the Managers or by resolution approved by a Majority Vote of the Members. Members may call a meeting by delivering to the Managers one or more written requests signed by the requisite number of Members stating that the Members wish to call a meeting and indicating a specific purpose for which the meeting is to be held. Only business within the purpose or purposes described in the notice required by Section 8.3 may be conducted at a meeting of the Members.
     8.3 Notice and Waiver Thereof. Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, by or at the direction of the Managers, to each Member entitled to vote at such meeting in accordance with Section 14.1. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting except where such Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notice of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting but not so included, if the objection is expressly made at the meeting.
     8.4 Quorum. A quorum shall be present at a meeting of Members if the holders of at least sixty-five percent (65%) of all Percentage Interests are represented at the meeting in person or by proxy. Once a quorum is present at a meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until Members holding at least sixty-five percent (65%) of the Percentage Interest shall be present or represented.

     8.5 Voting.
          8.5.1 Voting. All Members shall be entitled to vote at meetings of Members. Members may vote either in person or by proxy at any meeting.
          8.5.2 Voting Power. With respect to any matter other than a matter for which this Agreement requires the affirmative vote of Members owning a specified percentage of the issued and outstanding Units or, as the case may be, a specified percentage of the issued and outstanding Units of a certain class, the affirmative vote of Members owning at least 50% of the issued and outstanding Units shall be required to approve any matter coming before or submitted to the Members.
          8.5.3 Change in Voting Percentages. No provision of this Agreement requiring that any action be taken only upon approval, vote or action of the Members owning a specified percentage of all of the issued and outstanding Units or, as the case may be, a specified percentage of all of the issued and outstanding Units of a certain class, may be modified, amended or repealed unless such modification, amendment or repeal is approved by Members owning at least such specified percentage of issued and outstanding Units, or, as the case may be, at least the specified percentage of the issued and outstanding Units of a certain class.
          8.5.4 Registered Members. The Company shall be entitled to treat the owner of record of any Units as the owner in fact of such Units for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Oklahoma.
     8.6 Record Date. For the purpose of determining Members entitled to notice of, or to vote at, any meeting of Members or any adjournment thereof, or entitled to receive a distribution, or in order to make a determination of Members for any other proper purpose (other than determining Members entitled to consent to action by Members proposed to be taken without a meeting of the Members), the Managers may provide that the records of the Company shall be closed for a stated period but not to exceed in any event thirty (30) days. If the records are closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of the Members, such records shall be closed ten (10) days immediately preceding such meeting. In lieu of closing the records, the Managers may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than thirty (30) days and, in the case of a meeting of Members, not less than ten (10) days prior to the date on which the particular action requiring such determination of Members is to be taken. If the records are not closed and if no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or for the determination of Members entitled to receive a distribution, the date on which the notice of meeting is mailed or the date on which the resolution of the Members declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of the Members entitled to vote at any meeting of Members has been made as provided in this Section 8.7, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of the records and the stated period of closing has expired. The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or the Managers in accordance with Section 14.1.
     8.7 Voting Lists. The Managers shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, arranged in alphabetical order, showing the address of and Units owned by each Member, which list for a period of ten (10) days prior to such meeting shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the meeting and shall be subject to inspection by any Member during the meeting. Failure to comply with these requirements shall not affect the validity of any action taken at such meeting.
     8.8 Adjournment. Notwithstanding the other provisions of the Articles of Organization or this Agreement, the Common Members by a majority vote shall have the power to adjourn such meeting from time to time, without any notice other than announcement of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Common Members, such time and place shall be determined by a vote of the holders of a Majority Vote of those Members. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.
     8.9 Proxies. A Member entitled to vote may vote either in person or by proxy executed in writing by the Member. A telegram, telex, cablegram, electronic transmission or similar transmission by the Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by such Member shall be treated as an execution in writing for purposes of this Section 8.9. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Managers before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Managers, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the Managers, to which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue.
     8.10 Conduct of Meeting. The Managers shall have full power and authority concerning the manner of conducting any meeting of the Members including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article VIII, the conduct of voting, the validity and effectiveness of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.
     8.11 Action by Written Consent. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the Members owning not less than the minimum percentage of Units that would be necessary to take such action at a meeting at which all Units entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action that is the subject of the consent unless, within sixty (60) days after the date of the earliest dated consent delivered to the Company in the manner required by this Section 8.11, a consent or consents signed by the holder or holders of not less than the minimum Percentage Interests that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its Managers. Delivery to the Company’s principal place of business shall be addressed to the Managers. A telegram, telex, cable gram, electronic transmission, or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section 8.11. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action. If any action by the Members is taken by written consent, any certificate or document filed with the Secretary of State of Oklahoma, if any, as a result of the taking of the action shall state, in lieu of any statement required by the Act concerning any vote of Members, that written consent has been given in accordance with the provisions of this Agreement.
     8.12 Telephone and Similar Meetings. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
     8.13 Limitation of Liability. Except as otherwise provided in the Act or in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or of any other Member by reason of being a Member, whether arising in contract, tort or otherwise. Except as otherwise provided in the Act, by law or expressly in this Agreement, no Member will have any fiduciary or other duty to another Member with respect to the business and affairs of the Company.
     8.14 Rights of Members Relating to Company Information. Any Member of the Company shall have the right upon demand and at such Member’s own expense to obtain, inspect, and make copies of all Company books, files, and records required to be made available to Members under the Act.
     8.15 Restrictions on Power to Bind the Company. Except as otherwise provided herein, no Member as such shall have the authority or power to act on behalf of or to bind the Company or any other Member or to take any action which would adversely affect the limited liability of a

Member or affect the status of the Company as a partnership for federal income tax purposes. Any Member who takes any action or binds the Company in violation of this Section 8.15 shall be solely responsible for any loss or expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company and the other Members harmless in respect of such loss or expense.
ARTICLE IX
TRANSFERS OF UNITS AND
WITHDRAWAL BY A MEMBER
     9.1 General Restrictions on Transfers. Except as otherwise permitted in this Agreement, no Member may make or suffer to be made any transfer of all or any part of that Member’s Units in the Company to any Person. Any purported transfer other than as permitted in this Article IX shall be null and void and shall not be respected in any manner by the Company.
     9.2 Permitted Transfers. The following transfers described in this Section 9.2 shall be permitted transfers. Any Person to whom a Unit or Units is transferred as permitted hereunder is referred to as a “Permitted Transferee.” However, any permitted transfer hereunder shall be effective only upon compliance with the requirements of Section 9.3.1. Any Permitted Transferee hereunder may become a Member of the Company only upon compliance with Section 9.4.
          9.2.1 With Approval of Members. All or any part of a Member’s Units may be transferred with the approval of the Managers, which approval may be withheld for any reason.
          9.2.2 To Grantor Trust. All or any part of a Member’s Units may be transferred to or from a grantor trust which is revocable by the Member within the meaning of Section 676(a) of the Code.
     9.3 Requirements to Be Satisfied as a Condition to the Transfer of Units and Before Distributions May Be Made to Any Permitted Transferee.
          9.3.1 Requirements. Any Permitted Transferee shall be recognized as the transferee of the transferred Units, but only if: (i) the Permitted Transferee of the Units executes such documents as are satisfactory to the Company accepting and adopting this Agreement; (ii) the transferor and the Permitted Transferee of the Units satisfy the Company that the transfer is permissible under applicable state and federal securities laws and will not jeopardize the classification of the Company as a partnership for income tax purposes; (iii) the transferor and the Permitted Transferee of the Units satisfy the Company that the transfer is permitted under this Agreement; and (iv) the transferor and the Permitted Transferee agree to pay all expenses reasonably incurred by the Company in connection with the transfer.
          9.3.2 Payment of Distributions. The Company shall, after notice of any transfer pursuant to the provisions of this Article IX and after compliance by the transferor and Permitted Transferee with Section 9.3.1, thereafter pay all further distributions on account of the Units so transferred to the Permitted Transferee.

     9.4 Permitted Transferee May Become a Member of the Company. Any Permitted Transferee of all or any part of a Member’s Units in the Company who satisfies the requirements of Section 9.2.1 may become a Member of the Company only upon the affirmative vote of Members holding at least 50% of the issued and outstanding Units (excluding the Units of the Permitted Transferee). Any Permitted Transferee who does not become a Member of the Company shall only be entitled to such allocations and distributions with respect to the transferred Units in accordance with this Agreement and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, shall not be entitled to vote on any matter submitted to the Members, and shall not have any of the rights of a Member under the Act or this Agreement.
     9.5 Involuntary Transfer. Upon the occurrence of an Involuntary Transfer, the transferee (the “Involuntary Transferee”) (i) shall not become a Member and (ii) shall be subject to the following mandatory call option. The Company shall have the option to purchase all, but not less than all, of the Units held by the Involuntary Transferee by giving notice of exercise (the “Call Notice”) to the Involuntary Transferee within one hundred eighty (180) days after the Company receives written notice from the Involuntary Transferee or the transferor of the Involuntary Transfer. The purchase price shall be an amount equal to the Book Value of the Units at the time of the Involuntary Transfer. The closing shall occur on the date specified by the Company in the Call Notice; provided, however, that the closing shall occur within ninety (90) days after the Involuntary Transferee receives the Call Notice. The purchase price shall be paid in full in cash at the closing. If the Company fails to exercise its call option within such one hundred eighty (180) day period, the Company shall be deemed to have declined the call option; and the Involuntary Transferee shall only be entitled to such allocations and distributions with respect to the transferred Units and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books and records of the Company, shall not be entitled to vote on any matter submitted to the Members, and shall not have any other rights of a Member under the Act or this Agreement, unless the Involuntary Transferee is admitted as a Member pursuant to Section 9.4.
     9.6 Partial Invalidity. The Members each agree that all of the terms and provisions contained in this Article IX are fair and reasonable and are necessary to protect the mutual rights and interests of the Members. However, in the event it is determined that any restriction or limitation on transferability of Units under this Article IX or the right on behalf of the Members or the Company to repurchase any Units so transferred or proposed to be transferred should be invalid or unenforceable for any reason, then that provision or those provisions herein which are determined to be invalid or unenforceable shall be reformed and amended to the minimum extent absolutely necessary to cause any such provision to be valid and enforceable. The purpose of this provision is to prevent a determination of total invalidity or unenforceability of any such provision, since that is contrary to the intent of the Members entering into this Agreement. In the case of a transfer or attempted transfer that is not in compliance with this Article IX, the parties engaging or attempting to engage in such transfer shall indemnify and hold harmless the Company and the other Members from all costs, liabilities and damages that any of such indemnified Persons may incur (including incremental tax liability and attorneys’ fees and expenses) as a result of such transfer or attempted transfer and efforts to enforce the indemnity granted hereby. Furthermore, any of the transferor’s rights to allocations and distributions as provided in this Agreement with respect to the Units purported to be transferred may be applied (without limiting any other legal or equitable rights of the Company or the other

Members) to satisfy the debts, obligations or liabilities for damages that the purported transfer may have caused the Company or the other Members.
ARTICLE X
OBLIGATIONS OF CONFIDENTIALITY
     10.1 Confidentiality. All information (the “Confidential Information”) acquired by a Member or Manager in connection with the Company shall be treated as confidential and each Member and Manager shall take or cause to be taken such reasonable precautions as may be necessary to prevent the disclosure thereof to any unauthorized Person. Notwithstanding the preceding sentence, Confidential Information may be furnished to bona fide prospective purchasers of Units or to consultants for evaluation purposes; provided that any Person furnished with the information pursuant to this Section 10.1 agrees in writing not to communicate such information to any other Person or use it for its own benefit or in a manner adverse to the interests of the Company or a Member and the Company and its Members are expressly made third party beneficiaries of such agreement. Nothing contained in this Section l0.l or otherwise shall prohibit any Member or Manager from disclosing Confidential Information that is required by judicial or administrative process or otherwise required by law. Furthermore, a Member may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.
     10.2 Confidentiality Maintained by Other Persons. Each Member and Manager shall take all reasonable steps to require its employees and consultants, and its Affiliates and their employees and consultants, to be bound by the provisions of Section 10.1 in the same manner as the Member and Manager is bound hereunder.
     10.3 Use of Confidential Information. No Member or Manager shall make use of any Confidential Information disclosed to him except for the purposes of the Company. Any written material or tangible thing including or embodying any such Confidential Information is and remains the property of the Company.
ARTICLE XI
DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY
     11.1 Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of an Event of Dissolution. An Event of Dissolution shall occur upon the earlier of:
(a) the expiration of the term of the Company, if any, as provided for in the Articles of Organization or this Agreement;
(b) a Majority Vote of the Common Members and a Majority Vote of the Preferred Members to dissolve the Company; or
(c) the entry of a decree of judicial dissolution of the Company under the Act.

     11.2 Dissolution of the Company. In the event the Company is to be dissolved, the Company shall not be terminated and liquidated until the Company has filed Articles of Dissolution with the Secretary of State of Oklahoma and the assets of the Company shall have been distributed in liquidation. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business and affairs of the Company shall continue to be governed by this Agreement.
     11.3 Manner of Liquidation. Upon dissolution of the Company, the Managers shall have full and complete authority to liquidate the Company’s assets and liabilities in a reasonable manner. Liquidating distributions need not be of a pro rata interest in each item of property distributed, but instead distributions of cash or properties can be made non-pro rata as reasonably determined by the Managers. All expenses of termination and liquidation shall be treated as Company expenses. In the event there is no Manager then serving, then the Members shall appoint a Person, which may but need not be a Member, to act as the liquidating agent of the Company.
     11.4 Determination of Capital Accounts. Upon liquidation of the Company, all gains and losses from the sale or exchange of the Company’s assets shall be credited and charged to the Members for federal income tax purposes and capital account purposes as provided for in Article V. All assets to be distributed in kind and not actually sold or exchanged shall be deemed sold or exchanged with the gain or loss from such deemed sale or exchange being credited and charged to the Members for federal income tax purposes and capital account purposes as provided for in Article V.
     11.5 Liquidating Distributions. All liquidation proceeds shall be distributed in the following order of priority:
(a) to the payment of all liabilities owed to creditors of the Company, including liabilities owed to Members; then
(b) any remainder shall be paid in proportion to and to the extent of the relative capital account balances of the Members.
ARTICLE XII
INDEMNIFICATION
     12.1 Company Indemnity. The Company shall indemnify and hold harmless each Member and Manager (an “Indemnitee”) from and against any and all losses, costs, damages, liabilities, attorneys’ fees, judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee (the “Indemnified Expenses”) in connection with any and all claims, demands, actions, suits, or proceedings, whether civil or criminal, administrative or investigative, in which the Indemnitee is involved or threatened to be involved, as a party or otherwise (the “Indemnified Claims”), by reason of the fact that the Indemnitee is or was a Member or Manager of the Company, provided that (i) the Indemnitee’s conduct did not constitute willful misconduct; (ii) the action is not based upon a breach of this Agreement including, without limitation, a breach by a Manager of any of the provisions of Section 7.10; (iii) the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and within the scope of such Indemnitee’s authority; and (iv) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Further, no indemnification shall be had which is not permitted under the Act. To be eligible for indemnity hereunder, the Indemnitee shall have given notice to the Company on a reasonably prompt basis of the existence, nature, and scope of the Indemnified Claims and Indemnified Expenses as soon as the Indemnitee became aware thereof.
     12.2 Advancement of Indemnified Expenses. Indemnified Expenses incurred by an Indemnitee may, from time to time, be advanced by the Company prior to the final disposition of an Indemnified Claim upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such Indemnified Expenses if it shall ultimately be determined that such Person is not entitled to be indemnified as authorized in this Article.
     12.3 Non-Exclusivity. The indemnification provided by this Article shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.
     12.4 Insurance. The Company may purchase and maintain insurance, at the Company’s expense, on behalf of any Indemnitees against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.
ARTICLE XIII
BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS
     13.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Managers shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
     13.2 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Managers, subject to the requirements and limitations of the Code.
     13.3 Books and Records. The Managers shall cause adequate books and records to be kept of all Company affairs, utilizing generally accepted accounting principles consistently applied. The Managers shall be responsible for the preparation and maintenance of such books and records, as well as for the preparation and delivery of reports and tax information to the Members as provided herein.
     13.4 Financial Reporting. The Managers shall furnish to the Members within three (3) months after the end of each calendar year of the Company an annual financial report of the operations of the Company and a statement of financial condition as of the end of each calendar year.

     13.5 Tax Returns. In order to enable the Members to prepare and timely file their federal income tax returns with respect to Company affairs, the Managers shall furnish the Members an informational return as promptly as practicable for each calendar year.
     13.6 Inspection of Records. Any Member, upon five (5) business days prior written notice addressed to the Manager, shall have the right during the usual business hours for the Company to inspect the books and records of the Company. No Member shall use or permit to be used or acquiesce in the use by others of any information so obtained to the detriment of the Company. The Company, as a condition precedent to any Member’s inspection of the books and records of the Company, may require the Member to indemnify the Company against any loss or damage which may be suffered by it arising out of any unauthorized disclosure made or permitted to be made by such Member of information obtained in the course of such inspection. Furthermore, the inspecting Member shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with such inspection and copying of the Company’s books and records and the production and delivery of any other books or records.
     13.7 Tax Matters Partner. The Managers shall select the Company’s tax matters partner (“Tax Matters Partner”). The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Partner may not compromise any dispute with the Internal Revenue Service without the approval of the Members.
ARTICLE XIV
GENERAL PROVISIONS
     14.1 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under this Agreement must be in writing or by electronic transmission and either delivered personally, be sent by certified or registered mail, postage prepaid, return receipt requested or be sent by facsimile, electronic transmission or recognized overnight courier. Any notice to be given hereunder by the Company shall be given by a Manager. A notice must be addressed to a Member at the Member’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given upon actual receipt. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. A notice that is sent by facsimile, electronic transmission or recognized overnight courier will be deemed given one (1) business day after the facsimile or electronic transmission is sent or delivery to the courier, as the case may be. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees. For purposes of this Section 14.1, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.
     14.2 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.
     14.3 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Neither this Agreement nor the Articles of Organization may be amended except upon a Majority Vote of the Common Members and a Majority Vote of the Preferred Members,
     14.4 Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Oklahoma.
     14.5 Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.
     14.6 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.
     14.7 Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the Western District of Oklahoma or, if in state court, in Oklahoma County, Oklahoma. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.
     14.8 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.
     14.9 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
     14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     14.11 Estoppel Certificate. Each Member shall, within ten (10) days after written request by any Member or Manager, deliver to the requesting Person a certificate stating, to the Member’s knowledge, that: (i) this Agreement is in full force and effect; (ii) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (iii) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.
     14.12 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Oklahoma Uniform Partnership Act or the Oklahoma Revised Uniform Limited Partnership Act. The Members do not intend to be partners to one another, or partners to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such representation. No statement or action of any Member that occurred prior to the formation of the Company shall he construed to constitute the formation of a partnership of that Member with any other Member or any third party. The Company shall, to the extent permissible, elect to be treated as a partnership for federal, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. The Company shall not be deemed a partnership or joint venture for any other purpose.
     14.13 Approvals and Consents Must be in Writing. Whenever this Agreement calls for the consent or approval of any Member or Members, such consent or approval shall be effective only if it is in writing and signed by or or behalf of the Member who is granting such consent or approval.
     14.14 Representations and Warranties by the Preferred Members.
          14.14.1 Representations and Warranties Regarding Securities Laws Matters. By such Preferred Member’s execution hereof, each Preferred Member hereby represents and warrants to the Company and each of the other Members that:
(a) such Preferred Member recognizes that the Company is only presently being organized and has no financial or operating history and such Preferred Member understands the nature of the investment such Preferred Member is making;
(b) such Preferred Member is an Accredited Investor and has such knowledge and experience in financial and business matters that such Preferred Member is capable of evaluating the merits and risks of this investment, and has so evaluated such merits and risks;
(c) such Preferred Member understands that he must bear the economic risks of the investment for an indefinite period of time and because the Units have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and, therefore, cannot be resold unless subsequently registered under such laws, or unless an exemption from such registration is available;
(d) such Preferred Member will not resell, transfer or distribute the securities being purchased hereunder without registration under the Securities Act of 1933, as amended, and under the securities laws of any state or other applicable jurisdiction or unless an exemption from said laws is available; and
(e) such Preferred Member is purchasing Preferred Units for investment and for such Preferred Member’s own account only and not with a view to resell or otherwise distribute the Units being purchased hereunder, and such Preferred Member does not intend to divide his participation with others or to resell or otherwise dispose of all or any part of such securities.
(f) Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. Any representation to the contrary is a criminal offense.
          14.14.2 Representations and Warranties regarding Legal Representation. By such Member’s execution hereof, each Member severally acknowledges and represents that Hartzog Conger Cason & Neville, prepared this Agreement on behalf of and in the course of its representation of Terra International, Inc. Further, each Member (other than “Terra International, Inc.”) severally acknowledges and represents that:
(a) Such Member has been advised that a conflict of interest may exist between his interests and those of Terra International, Inc. and the other Members;
(b) such Member has been advised by counsel for Terra International, Inc. to seek the advice of independent legal counsel;
(c) such Member has had the opportunity to seek the advice of independent counsel;
(d) such Member has been advised by counsel for Terra International, Inc. that this Agreement may have tax consequences;
(e) such Member has received no representations from counsel for Terra International, Inc. concerning the tax consequences of this Agreement; and
(f) such Member has been advised by counsel for Terra International, Inc. to seek the advice of independent tax counsel.
     14.15 Business Days. If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
     14.16 No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

MANAGER:		TERRA INTERNATIONAL, INC., a
Delaware corporation

	By:	/s/ Dan Greenwell Dan Greenwell, Vice President

MEMBER:

(If an Individual)		Print Name:

MEMBER:

(If a limited liability company,	Print Name of Entity
limited partnership, or other entity)

By:

Printed Name:
Printed Title: